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                                                                     EXHIBIT 3.1


                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          BORLAND SOFTWARE CORPORATION

         Borland Software Corporation, a corporation organized and existing under and by virtue of the Delaware General Corporation Law ("DGCL") of the State of Delaware (the "Corporation"), filed its original Certificate of Incorporation with the Secretary of State of Delaware on July 10, 1989 under the name Borland International Delaware, Inc. Pursuant to Section 245 of the DGCL, Borland Software Corporation, DOES HEREBY CERTIFY:

         That the Board of Directors of Borland Software Corporation has duly adopted resolutions setting forth the Restated Certificate of Incorporation of said corporation, declaring said restatement of the Certificate of Incorporation to be advisable. Said Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation as heretofore amended and supplemented and there is no discrepancy between such provisions and the provisions of the Restated Certificate of Incorporation. The Certificate of Incorporation of the Corporation shall be Restated to read as follows:

         FIRST: The name of this corporation shall be BORLAND SOFTWARE CORPORATION.

         SECOND: The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

         THIRD: (a) This Corporation is authorized to issue two (2) classes of stock to be designated, respectively, "Preferred Stock" and "Common Stock." The total number of shares which the Corporation is authorized to issue is two hundred and one million (201,000,000) shares. One million (1,000,000) shares shall be Preferred Stock, with a par value of One Cent ($.01) per share, and two hundred million (200,000,000) shares shall be Common Stock, with a par value of One Cent ($.01) per share.

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         (b) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

         (c) Pursuant to the authority granted pursuant to paragraph (b) of this Article Third, the Board of Directors has authorized the issuance of, and fixes the designation and preferences and relative, participating, optional, and other special rights, and qualifications, limitations and restrictions, of a series of Preferred Stock consisting of 625 shares, par value of One Cent ($.01), to be designated "Series C Convertible Preferred Stock" (the "Series C Stock").

                  Section 1. Dividends. Dividends shall be declared and set
                             ---------
         aside, out of funds or assets of the Corporation legally available therefor. Such dividends shall be payable only upon resolution of the Board of Directors and shall be noncumulative; provided, however:
                                                        --------  -------

                  1.1 Upon the happening of an Extraordinary Common Stock Event (as defined below in this Section 1), the number of shares of Common Stock of the Corporation, One Cent $0.01 par value per share (the "Common Stock"), to be received upon the conversion of the shares of Series C Stock shall be adjusted as set forth in Section 4;

                  1.2 If the Board of Directors declares a dividend payable upon shares of Common Stock, the holders of shares of Series C Stock shall be entitled to the same dividend per share of Series C Stock as would be declared payable on the largest number of whole shares of Common Stock into which the shares of Series C Stock held by each holder thereof could be converted pursuant to the provisions of Section 4 hereof on the date of such event;

                  1.3 No dividends (other than those payable solely in the Common Stock of the Company) shall be paid on any Common Stock of the Corporation until dividends shall have been paid or declared and set aside in an amount for each share of Series C Stock equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Series C Stock could then be converted.

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                  "Extraordinary Common Stock Event" shall mean (i) the issue of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or
         (iii) a combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock.

                  Section 2. Liquidation, Dissolution or Winding Up. In the
                             --------------------------------------
         event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, subject to the rights of series Preferred Stock which may from time to time come into existence, the Corporation shall distribute or cause to be distributed (whether directly or indirectly through agreement by a purchaser) to the holders of shares of Series C Stock the same consideration as if the Series C Stock had been converted into Common Stock immediately prior to such event.

                  Section 3. Voting Power. The holders of shares of Series C
                             ------------
         Stock shall have no voting rights except as required by law, provided,
                                                                      --------
         however, that the Corporation shall not amend its Restated Certificate
         -------
         of Incorporation in any manner which would materially alter or change the powers, preferences or special rights of the Series C Stock so as to affect them adversely without the affirmative vote of the holders of a majority of more of the outstanding shares of Series C Stock, voting separately as a class.

                  Section 4. Conversion Rights. The Series C Stock shall not be
                             -----------------
         convertible into Common Stock until two years after the Series C Original Issue Date. All conversions shall be subject to compliance with all applicable regulatory requirements, including satisfaction of notification under the Hart-Scott-Rodino Anti-trust Improvements Act. The right to convert and the ratio of such conversion is subject to the foregoing, and to the following rights, limitations and adjustments:

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                  4.1 General.
                      -------

                  (a) Voluntary Conversion. At any time after the second
                      --------------------
         anniversary of the Series C Original Issue Date any share of Series C Stock may, at the option of the holder thereof, be converted into such number of fully paid and non-assessable shares of Common Stock as are equal to the product obtained by multiplying the Applicable Series C Conversion Rate (determined under Section 4.2) by the number of shares of Series C Stock being converted. "Series C Original Issue Date" shall mean the date that the first share of Series C Stock is issued by the Corporaton.

                  (b) Automatic Conversion. Any share of Series C Stock shall
                      --------------------
         automatically convert into the number of shares of Common Stock into which such shares of Series C Stock are convertible pursuant to section 4.1(a) hereof upon transfer from the initial holder thereof to an unaffiliated third party, without any further action by the holders of such shares, and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.

                  4.2 Applicable Conversion Rates.
                      ----------------------------

                  (a) With respect to the shares of Series C Stock, the conversion rate in effect at any time (the "Applicable Series C Conversion Rate") shall be the quotient obtained by dividing $40,000.00 by the Applicable Series C Conversion Value, calculated as provided in
         Section 4.3 and Section 5. On the Series C Original Issue Date, the Applicable Series C Conversion Value shall be $3.72 per share.

                  4.3 Adjustments to Applicable Series C Conversion Values Upon
                      ---------------------------------------------------------
         Extraordinary Common Stock Event. Upon the happening of an
         --------------------------------
         Extraordinary Common Stock Event (as defined in Section 1.3) after the series C Original Issue Date, the Applicable Series C Conversion Value shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then effective Applicable Series C Conversion Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Applicable Series C Conversion Value. The Applicable Series C Conversion Value, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

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                  4.4. Capital Reorganization or Reclassification. If the shares
                       ------------------------------------------
         of Common Stock issuable upon the conversion of shares of Series C
         Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than and Extraordinary Common
         Stock Event or a stock dividend, reorganization, merger, consolidation or sale of assets provided for elsewhere herein), than and in each such event the holder of each share of Series C Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series C Stock could have been converted immediately prior to such reorganization, reclassification or change all subject to further adjustment as provided herein.

                  4.5  Treatment of Consolidations, Mergers, Tender Offers and
                       -------------------------------------------------------
         Sale of Assets. In the event of a (i) consolidation or merger of the
         --------------
         Corporation into or with another corporation as a result of which the holders of the Corporation's outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving corporation resulting from such consolidation or merger; (ii) tender offer (as that term is defined and interpreted (including judicial and administrative interpretations) pursuant to Section 14 of the Securities Exchange Act of 1934, as amended) or agreements to sell shares, as a result of which the holders of the Corporation's outstanding shares immediately before such tender offer do not, immediately after such tender offer or such sales, retain stock representing a majority of the voting power of the surviving corporation resulting from such tender offer or such sales; or (iii) sale of all or substantially all of the assets of the Corporation, then, upon consummation of such transaction, each share of Series C Stock shall automatically be converted into the right to receive the same consideration as if the Series C Stock has been converted into Common Stock immediately prior to such event.

                  4.6  Exercises of Conversion Privileges and Procedures for
                       -----------------------------------------------------
         Conversions. To exercise its conversion privileges, a holder of shares
         -----------
         of Series C Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation as its principal office, duly endorsed, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. As promptly as practicable after the Series C Conversion Date (as defined below), the Corporation shall issue

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         and shall deliver to the holder of shares of Series C Stock being converted, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such Series C Stock in accordance with the provisions of this Section
         4. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Series C Conversion Date. At such time, the rights of the holder as holder of converted shares of Series C Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares or Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

                  "Series C Conversion Date" means: (i) the date when such written notice required by Section 4.6 is received by the Corporation, together with the certificate or certificates representing the shares of Series C Stock being converted, or (ii) the date on which any event occurs causing an automatic conversion of the shares of Series C Stock pursuant to Section 4.1(b).

                  4.7 Cash in Lieu of Fractional Shares. No fractional shares of
                      ---------------------------------
         Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series C Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of shares of Series C Stock, the Corporation shall pay to the holder of converted shares of Series C Stock, as promptly as possible after the date of receipt of written notice form such holder, a cash payment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Series C Conversion Date.

                  4.8 Partial Conversion. In the event some but not all of the
                      ------------------
         shares of Series C Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to holder a new certificate representing the number of shares of Series C Stock which were not converted.

                  4.9 Reservation of Common Stock. The Corporation shall at all
                      ---------------------------
         times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series C Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series C Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series C Stock, the Corporation shall take such corporate actions as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  Section 5. Notices. The Corporation shall distribute to the
                             -------
         holders of shares of Series C Stock copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of shares of Common Stock of the Corporation, at such times and by such methods as such documents are distributed to such holder of such Common Stock.

                  Section 6. No Reissuance. No Shares of Series C Stock
                             --------------
         acquired by the Corporation by reason of redemption, purchases, conversion or otherwise shall be reissued.

         (d) Pursuant to the authority expressly granted and vested in the Board of Directors of this Corporation in accordance with the provisions of its Restated Certificate of Incorporation, a series of Preferred Stock of the Corporation be and hereby is established, consisting of 150,000 shares, to be designated "Series D Junior Participating Preferred Stock" (the "Series D Junior Participating Preferred Stock"); the Board of Directors be and hereby is authorized to issue such shares of Series D Junior Participating Preferred Stock from time to time and for such consideration and on such terms as the Board of Directors shall determine; and subject to the limitations provided by law and by the Restated Certificate of Incorporation, the powers, designations, preferences and relative, participating, option or other special rights of, and the qualifications, limitations or restrictions upon, the Series D Junior Participating Preferred Stock shall be as follows:

                  Section 1. Designation and Amount. The shares of such series
                             ----------------------
         shall be designated as "Series D Junior Participating Preferred Stock" and the number of shares constituting such series shall be 150,000.

                  Section 2. Dividends and Distributions.
                             ---------------------------

                  (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series D Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series D Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, quarterly dividends payable in cash on the 15th day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series D Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $.01 or (b) subject to the provision for adjustment hereinafter set forth, 1000 times the aggregate per share amount of all cash dividends, and 1000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $.01 per share, of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series D Junior Participating Preferred Stock. In the event the Corporation shall at any time after December 20, 2001 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series D Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (B) The Corporation shall declare a dividend or distribution on the Series D Junior Participating Preferred Stock as provided in Paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or
                                  --------
         distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $.01 per share on the Series D Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                  (C) Dividends shall accrue and be deemed to accrue from day to day whether or not earned or declared and shall begin to accrue and be cumulative on outstanding shares of Series D Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series D Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series D Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series D Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series D Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

                  Section 3. Voting Rights.
                             -------------

                  (A) Subject to the provision for adjustment hereinafter set forth, each share of Series D Junior Participating Preferred Stock shall entitle the holder thereof to 1000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Dividend Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series D Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (B) Except as otherwise provided herein or by law, the holders of shares of Series D Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

                  (C) (i) If at any time dividends on any Series D Junior Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series D Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series D Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect one (1) Director.

                        (ii) During any default period, such voting right of the holders of Series D Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders
          --------
          of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to one (1) Director or, if such right is exercised at an annual meeting, to elect one (1) Director. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series D Junior Participating
                       ---- -----
          Preferred Stock.


                        (iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of special meeting of the holders of Preferred Stock, which meeting shall thereon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this paragraph (C)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 10 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this paragraph
          (C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

                      (iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation, if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect one (1) Director voting as a class, after the exercise of which right (x) the Director so elected by the holders of Preferred Stock shall continue in office until his successor shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph (C)(ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this paragraph (C) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

                      (v)  Immediately upon the expiration of a default period,
          (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the certificate of incorporation or by-laws irrespective of any increase made pursuant to the provisions of paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or by-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

                  (D) Except as set forth herein, holders of Series D
          Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

          Section 4.  Certain Restrictions.
                      --------------------

                  (A) Whenever quarterly dividends or other dividends or distributions payable on the Series D Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not earned or declared, on shares of Series D Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not

                        (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Junior Participating Preferred Stock;

                        (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series D Junior Participating Preferred Stock, except dividends paid ratably on the Series D Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                        (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series D Junior Participating Preferred Stock, provided that the
                                                         --------
          Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series D Junior Participating Preferred Stock; or

                        (iv) redeem or purchase or otherwise acquire for consideration any shares of Series D Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series D Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective Series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

          (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Paragraph (A) of this
     Section 4, purchase or otherwise acquire such shares at such time and in such manner.

          Section 5. Reacquired Shares. Any shares of Series D Junior
                     -----------------
     Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

          Section 6. Liquidation, Dissolution or Winding Up.
                     --------------------------------------

          (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series D Junior Participating Preferred Stock shall have received $10 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series D Liquidation Preference"). Following the payment of the full
           -------------------------------
     amount of the Series D Liquidation Preference, no additional distributions shall be made to the holders of shares of Series D Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment")
                                                         -----------------
     equal to the quotient obtained by dividing (i) the Series D Liquidation Preference by (ii) 1000 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of
                                 -----------------
     the full amount of the Series D Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series D Junior Participating Preferred Stock and Common Stock, respectively, holders of Series D Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and common Stock, on a per share basis, respectively.

          (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series D Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series D Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

          (C) In the event the Corporation shall at any time after the Rights Dividend Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or
     (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          Section 7. Consolidation, Merger, etc. In case the Corporation shall
                     --------------------------
     enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series D Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Dividend Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series D Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          Section 8. No Redemption. The shares of Series D Junior Participating
                     -------------
     Preferred Stock shall not be redeemable.

              Section 9. Fractional Shares. Series D Junior Participating
                         -----------------
       Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series D Junior Participating Preferred Stock.

              Section 10. Ranking. The Series D Junior Participating Preferred
                          -------
       Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

              Section 11. Amendment. The Restated Certificate of Incorporation
                          ---------
       of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series D Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series D Junior Participating Preferred Stock, voting separately as a class.

      (e) On all matters submitted to a vote of the holders of the Corporation's Common Stock, each share of Common Stock shall entitle the holder thereof to one
(1) vote.

       FOURTH: Any action required or permitted to be taken by the stockholders of this Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. At any annual meeting or special meeting of stockholders of this Corporation, only such business shall be conducted as shall have been brought before such meeting in the manner provided by the bylaws of this Corporation.

       FIFTH: The Board of Directors shall have the power to make, alter, amend and repeal the bylaws of this Corporation (except insofar as the bylaws of this Corporation adopted by the stockholders shall otherwise provide). Any bylaws made by the directors under the powers conferred hereby may be altered, amended or repealed by the directors or by the stockholders.

       SIXTH: This Corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

       SEVENTH: (a) Elimination of Certain Liability of Directors. A director
                    ---------------------------------------------
of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

                (b) Indemnification and Insurance.
                    -----------------------------

                  (1) Right to Indemnification. Each person who was or is made a
                      ------------------------
         party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in
                         --------  -------
         subparagraph (2) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this paragraph (b) shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the
                                           --------  -------
         Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this paragraph (b) or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

                  (2) Right of Claimant to Bring Suit. If a claim under
                      -------------------------------
         subparagraph (1) of this paragraph (b) is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to payment of the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the

         Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                  (3) Non-Exclusivity of Rights. The right to indemnification
                      -------------------------
         and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this paragraph (b) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

                  (4) Insurance. The Corporation may maintain insurance, at its
                      ---------
         expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

         EIGHTH: (a) Number. The business and affairs of the corporation shall
                     ------
be managed under the direction of the Board of Directors, the number of which, subject to any right of the holders of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, shall be fixed from time to time by the Board of Directors pursuant to the bylaws of this Corporation.

         (b) Terms. The directors, other than those who may be elected by the
             -----
holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the 1990 Annual Meeting of Stockholders, the term of office of the second class to expire at the 1991 Annual Meeting of Stockholders, and the term of office of the third class to expire at the 1992 Annual Meeting of Stockholders. At each Annual Meeting of Stockholders following such initial classification, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election.

         (c) Stockholder Nomination of Director Candidates.  Advance notice of
             ---------------------------------------------
stockholder nominations for the election of directors shall be given in the manner provided in the bylaws of the Corporation.

         (d) Newly Created Directorships and Vacancies. Subject to the rights of
             -----------------------------------------
the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director, or by the shareholders to fill any vacancy not filed by the directors and directors so chosen shall hold office for a term expiring at the Annual Meeting of Stockholders at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

         (e) Removal. Subject to the rights of the holders of any series of
             -------
preferred stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all of the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

         NINTH: The address of the Corporation's registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

         IN WITNESS WHEREOF, said Borland Software Corporation has caused this certificate to be executed in its corporate name this 20th day of March 2002.

                                   By: /s/ Dale L. Fuller
                                   ---------------------------------------------
                                   Name: Dale L. Fuller
                                   Title: President and Chief Executive Officer